Exhibit 99.1

Important Notice Concerning Your Rights Under the

Mindspeed Technologies, Inc. Retirement Savings Plan

NOVEMBER 26, 2013

WE ARE REQUIRED BY LAW TO PROVIDE YOU WITH THIS NOTICE.

This notice is to inform you that transactions involving the common stock of Mindspeed Technologies, Inc. (the “Company”) in the Mindspeed Technologies, Inc. Retirement Savings Plan (the “Retirement Plan”) will not be permitted as follows:

•	Blackout Period in Connection with the Tender Offer: Effective as of 4:00 p.m., New York City time, on December 12, 2013, transactions involving Company stock in the Retirement Plan will not be permitted for those participants in the Retirement Plan who direct Fidelity to tender their shares in the tender offer commenced by M/A-COM Technology Solutions Holdings, Inc. (“MACOM”) on November 19, 2013 (the “Tender Offer”), in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, Micro Merger Sub, Inc. (“Merger Sub”) and MACOM (the “Merger Agreement”), dated November 5, 2013.

•	Blackout Period in Connection with the Merger and Elimination of Company Stock in the Retirement Plan: Following the completion of the Tender Offer, and in connection with the merger of the Company and Merger Sub (the “Merger”) and the elimination of Company stock in the Retirement Plan, transactions involving Company stock in the Retirement Plan will not be permitted by participants who elected not to tender their shares in the Tender Offer.

The period during which you will be unable to exercise these rights relating to Company common stock is called a “blackout period.” This blackout period, described in more detail below, is necessary for the process of exchanging shares of Company common stock for cash as part of the Tender Offer and Merger and transferring such funds into the Fidelity Retirement Money Market Fund. Subsequently, the assets in the Fidelity Retirement Money Market Fund will be invested in the Retirement Plan’s Qualified Default Investment Alternatives, which is the T. Rowe Price Life Cycle Fund based upon the target-date retirement fund that is closest to your expected retirement age.

1.	As a result of these changes, you temporarily will be unable to:

•	diversify from the Company’s stock held in your account under the Retirement Plan;

•	obtain loans on money invested in Company stock in your account under the Retirement Plan; and

•	withdraw funds or obtain a distribution of money invested in the Company stock in your account under the Retirement Plan.

2.	All assets of your Retirement Plan account that are not directly invested in Company stock remain unaffected. However, whether or not you are planning retirement in the near future, we encourage you to carefully consider how the blackout period may affect your retirement planning, as well as your overall financial plan.

Please note that Company employees must nevertheless comply with the Company’s insider trading policy.

3.	The blackout period for participants in the Retirement Plan who direct Fidelity to tender their shares in the Tender Offer is expected to commence on December 12, 2013, at 4:00 p.m., New York City time (the “Tender Offer Blackout Period”). The Tender Offer Blackout Period is expected to end during the week of December 23, 2013. If there is a change in the beginning date or length of the Tender Offer Blackout Period, the change will be communicated to you as soon as practicable after it is known. In particular, please note that in accordance with the Merger Agreement, MACOM may extend the expiration date of the Tender Offer, in which case, the commencement and ending dates of the Tender Offer Blackout Period will be adjusted accordingly. If this occurs, you will be notified of the new Tender Offer Blackout Period dates. You may also obtain, without charge, information as to whether the Tender Offer Blackout Period has begun or ended by contacting Fidelity toll-free at 1-800-835-5098.

4.	The blackout period for participants in the Retirement Plan who direct Fidelity not to tender their shares in the Tender Offer or who do not provide Fidelity with any directions is expected to commence during the week of December 16, 2013 (the “Merger Blackout Period”). The Merger Blackout Period is expected to end during the week of January 20, 2014. If there is a change in the beginning date or length of the Merger Blackout Period, the change will be communicated to you as soon as practicable after it is known. You may also obtain, without charge, information as to whether the Merger Blackout Period has begun or ended by contacting Fidelity toll-free at 1-800-835-5098.

5.	As noted above, during the blackout period you will be unable to diversify from the Company stock held in your account under the Retirement Plan. It is very important that you review and consider the appropriateness of your current investments in light of this restriction on your investment activities during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

6.	Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of a blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, there are exceptions to this 30 days’ notice requirement, including the inability to provide notice due to events that are unforeseeable or circumstances beyond the reasonable control of the Retirement Plan administrator. This exception applies to this notice because the Company was unable to foresee the accelerated pace of the Tender Offer and Merger as it was not known or knowable sufficiently far in advance for the Company to be able to provide you with 30 days’ notice of the blackout period.

7.	This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. For more information about the Retirement Plan, please refer to your Retirement Plan summary plan description. If you have any questions concerning this notice, please contact:

Tim McDonnell

Mindspeed Technologies, Inc.

Manager, Human Resources

4000 MacArthur Boulevard, East Tower

Newport Beach, CA 92660

Telephone: (949) 579-3106

Facsimile: (949) 579-6319

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy shares of Company common stock are made only pursuant to the tender offer statement on Schedule TO that MACOM and Merger Sub, a wholly-owned subsidiary of MACOM, filed with the SEC on November 19, 2013, as amended to date. The Company also filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on November 19, 2013, as amended to date. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Such materials have been made available to the Company’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.

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